Exhibit 99.1

Inspired Builders, Inc. (OTC:ISRB) Enters into Conditional Share Exchange Agreement with Guskin Gold Corporation.

September 8, 2020 - Inspired Builders Inc. (OTC:ISRB) (the “Company”) is pleased to announce that on September 3, 2020 the Company entered into a Share Exchange Agreement with Guskin Gold Corporation, a Nevada corporation (“GGC”). GGC’s current plan of operation consists of identifying, assessing, and vetting various gold and mineral properties, specifically focusing on gold properties, and the exploration and potential development of small-scale gold mining operations in Africa.

At the closing of the transaction contemplated by the Share Exchange Agreement, in exchange for 28,200,000 shares of GGC’s common stock which represents 100% of the currently issued and outstanding capital stock of GCG, the Company will issue 28,200,000 new restricted shares of Company common stock to the GGC Shareholders. The Shares of the Company’s common stock to be issued to the GGC Shareholders will be restricted shares, and the holders thereof may not sell, transfer or otherwise dispose of such shares without registration under the Securities Act of 1933 or an exemption therefrom.

As a result of the Share Exchange Agreement, GGC shall become the Company’s wholly owned subsidiary, and the Company shall acquire and assume the business and operations of GGC.

The Closing of the Share Exchange Agreement is subject to certain conditions, including the approval of the Company’s stockholders and completion of an audit of GGC, and is expected to close on or before September 30, 2020.

Contact Information

Edward Somuah

CEO, Inspired Builders, Inc.

Tel +233 244 887 610

Cautionary Disclosure

The Closing of the Share Exchange Agreement is conditioned upon the completion of numerous events, many of which are outside of the control of the Company, and there can be no assurance that the exchange or any other transactions contemplated by the Share Exchange Agreement will be consummated. Further, the foregoing description of the Share Exchange Agreement, and the transactions contemplated thereunder that are material to the Company, does not purport to be a complete description thereof.

Forward-Looking Statements and Disclosure

This news release contains "forward-looking statements" which are not purely historical and may include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of new business opportunities and words such as "anticipate", "seek", intend", "believe", "estimate", "expect", "project", "plan", or similar phrases may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects, securing necessary financing, the future of the U.S. and global economies, the impact of competition, and the Company's reliance on existing regulations pertaining to the mining and exploration of mineral properties. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission. For more information, please visit www.sec.gov.